EXHIBIT 3.1

ARTICLES OF AMENDMENT

 TO THE ARTICLES OF INCORPORATION OF

LIVINGVENTURES, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF

SERIES A NON-VOTING PREFERRED STOCK

LivingVentures, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify, pursuant to authority conferred upon the Corporation’s Board of Directors (the “Board”) by the Articles of Incorporation of the Corporation duly adopted by a unanimous vote of the Board, resolutions (a) authorizing a new series of preferred stock, $0.001 par value per share, and (b) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,000,000 shares of Series A Non-Voting Preferred Stock of the Corporation, as follows:

FIRST:  That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation or the Corporation, as amended, the said Board on January 23, 2014, adopted the following resolution, pursuant to the Corporation’s Articles of Incorporation, as amended, and Sections 607.0602, 607.1002 and 607.1006 of the Florida Statutes, establishing the series of shares of Preferred Stock designated as Series A Non-Voting Preferred Stock:

SECOND:  The Series A Non-Voting Preferred Stock shall have the following designation, number of shares, rights, preferences, limitations, and other terms and conditions:

1.

Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated as “Series A Non-Voting Preferred Stock” (the “Series A Non-Voting Preferred Stock”) and the number of shares constituting the Series A Non-Voting Preferred Stock shall be up to 1,000,000. The Series A Non-Voting Preferred Stock shall rank senior to all other series of Preferred Stock that may hereinafter be designated by the Corporation. The Series A Preferred Non-Voting Stock shall be offered for sale at a purchase price of $10.00 per share (the “Series A Original Issue Price”).

2.

Dividends; Put Option.

(a)

General.  The holders of the Series A Non-Voting Preferred Stock shall be entitled to receive dividends at the annual rate of 2% (compounded annually) of the purchase price paid to the Corporation for the Series A Non-Voting Preferred Stock. Subject to the redemption rights of the Corporation herein and the put option below, such dividends shall be cumulative, and shall be payable only (i) when, as, and if declared by the Board of Directors, or (ii) upon the liquidation of or winding up of the Corporation or upon redemption of the Series A Non-Voting Preferred Stock.  Such dividends shall be payable in cash.

(b)

Put Option.  Following March 31, 2019, a holder of the Series A Non-Voting Preferred Stock shall have the option (the “Put Option”), upon written notice to the Corporation (the “Put Option Notice”), to sell to the Corporation, and the Corporation shall be obligated to purchase from such holder, within 60 days from receipt of the Put Option Notice, the holder’s Series A Non-Voting Preferred Stock.  The purchase price for such sale and purchase of the Series A Non-Voting Preferred Stock of the holder shall be equal to the aggregate of (i) the Series A Original Issue Price per share, plus, (ii) the unpaid cumulative dividend amounts accrued with respect to such Series A Non-Voting Preferred Stock pursuant to Section 2(a) above (the “Put Purchase Price”).  The date of the sale and purchase under the Put Option shall be the “Put Purchase Date.”  From and after the Put Purchase Date, unless there shall have been a default in payment of any Put Purchase Price, all rights of the selling holder as to the shares of Series A Non-Voting Preferred Stock sold under the Put Option (except the right to receive the applicable Put Purchase Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  However, prior to the Put Purchase Date, the holder thereof shall be entitled to all the rights and preferences provided herein with respect to such shares.

3.

Liquidation, Dissolution or Winding Up

(a)

Preferential Payments to Holders of Series A Non-Voting Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in Section 3(c)), the holders of shares of Series A Non-Voting Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Non-Voting Preferred Stock the full amount to which they shall be entitled under this Subsection 3(a), the holders of shares of Series A Non-Voting Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)

Payments to Other Security Holders.  After payment of the Series A Liquidation Amount shall have been made in full pursuant to Subsection 3(a) to the holders of the Series A Non-Voting Preferred Stock, the holders of the Series A Non-Voting Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

(c)

Deemed Liquidation Events.

(i)

Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series A Non-Voting Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(1)

a merger, consolidation or share exchange in which

(a)

the Corporation is a constituent party or

(b)

a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)

Effecting a Deemed Liquidation Event.

(1)

The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 3(c)(i)(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b).

(2)

In the event of a Deemed Liquidation, if the Corporation does not effect a dissolution of the Corporation under Section 607.1402 of the Florida Statutes within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Non-Voting Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Non-Voting Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A Non-Voting Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed

Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its shareholders, all to the extent permitted by Florida law governing distributions to shareholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Non-Voting Preferred Stock at a price per share equal to the Series A Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Non-Voting Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series A Non-Voting Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Florida law governing distributions to shareholders.  The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Non-Voting Preferred Stock pursuant to this Section 3(c)(ii).   Prior to the distribution or redemption provided for in this Section 3(c)(ii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)

Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board.

(d)

Exclusions to Priority.  Notwithstanding anything herein to the contrary, the holders of Series A Non-Voting Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

4.

Voting Rights.  The holders of Series A Non-Voting Preferred Stock shall not be entitled to any voting rights.

5.

Optional Conversion.  The holders of the Series A Non-Voting Preferred Stock shall not have any conversion rights.

6.

Corporation’s Right of Redemption.

(a)

Notwithstanding anything to the contrary contained herein, at any time and from time to time, the Corporation may, at its election and upon written notice to the holders of the then outstanding Series A Non-Voting Preferred Stock (the “Redemption Election Notice”), redeem, in cash, the Series A Non-Voting Preferred Stock, in whole or in part, on a date specified by the Corporation which date shall not be later than 60 days after the date of the

Redemption Election Notice.  The purchase price per share of Series A Non-Voting Preferred Stock (the “Redemption Price”) in connection with any redemption pursuant to this Section 6(a) shall equal the aggregate of (i) the Series A Original Issue Price per share, plus (ii) the unpaid cumulative dividend amounts accrued with respect to such Series A Non-Voting Preferred Stock pursuant to Section 2(a) above.  The Corporation will mail or cause to be delivered to each holder of the Series A Non-Voting Preferred Stock a written notice of the Corporation’s election to redeem shares of Series A Non-Voting Preferred Stock not less than 30 days prior to the date set for the redemption. The notice will state (i) the total number of shares of the Series A Non-Voting Preferred Stock to be redeemed from the holder; (ii) the total number of shares of the Series A Non-Voting Preferred Stock held by the holder; (iii) the aggregate Redemption Price for shares of Series A Non-Voting Preferred Stock to be redeemed from the holder; (iv) the redemption date specified by the Corporation (the “Redemption Date”); and (v) that the holder is to surrender to the Corporation, at the office of the Corporation or the transfer agent for the Series A Non-Voting Preferred Stock, the certificate or certificates representing the shares of Series A Non-Voting Preferred Stock to be redeemed.  If, on the Redemption Date, the Corporation is redeeming less than all of the issued and outstanding shares of Series A Non-Voting Preferred Stock, the Corporation shall redeem shares of Series A Non-Voting Preferred Stock on a pro rata basis in accordance with the number of shares of Series A Non-Voting Preferred Stock owned by each holder at such time.

(b)

If the funds of the Corporation legally available for redemption of shares of Series A Non-Voting Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares proportionately based upon the respective Redemption Prices among the holders of Series A Non-Voting Preferred Stock to be redeemed as of the Redemption Date.  The shares of Series A Non-Voting Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Non-Voting Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed in accordance with the foregoing provisions.

(c)

From and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders as to the shares of Series A Non-Voting Preferred Stock to be redeemed on such date (except the right to receive the applicable Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  However, prior to the Redemption Date, the holders thereof shall be entitled to all the rights and preferences provided herein with respect to such shares.

(d)

Except as expressly provided herein, the Series A Non-Voting Preferred Stock is not redeemable at the option of the holder.

8.

No Reissuance of Series A Non-Voting Preferred Stock.  Any shares of Series A Non-Voting Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Series A Non-Voting Preferred Stock following redemption.

9.

No Sinking Fund. Shares of Series A Non-Voting Preferred Stock are not subject to the operation of a sinking fund.

10.

Waiver.  Any of the rights, powers, preferences and other terms of the Series A Non-Voting Preferred Stock set forth herein may be waived on behalf of all holders of Series A Non-Voting Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Non-Voting Preferred Stock then outstanding.

11.

Notices.  Any notice required or permitted by the foregoing provisions to be given to a holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Florida Statutes, and shall be deemed sent upon such mailing or electronic transmission.

12.

Articles of Incorporation. The statements contained in the foregoing, creating and designating the said Series A issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations and restrictions shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation pursuant to the relevant provisions of the Florida Statutes.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed as of the 31st day of March, 2014.

LIVINGVENTURES, INC.

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson, Executive Chairman

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson, Secretary